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                                                                   EXHIBIT 11

Schedule of Computation of Net Loss Per Share

                                                                          Three Months Ended               Six Months Ended
                                                                             September 30,                   September 30,
                                                                          1996             1995            1996           1995
                                                                        ---------       ---------       ----------      ---------
Net Loss                                                                 (376,266)       (271,539)      (1,139,850)      (409,539)

Weighted average number of common shares equivalent:
                                                                        ---------       ---------       ----------      ---------
Common shares outstanding                                               3,496,733       2,031,280        3,412,862      2,031,280
Common equivalent shares representing shares
  issuable upon exercise of stock warrants(1)                                  --              --               --             --
        Total weighted average shares--primary                          3,496,733       2,031,280        3,412,862      2,031,280

Incremental common equivalent shares (calculated using the
  higher of end of period or average fair market value)                        --              --               --         46,000
                                                                        ---------       ---------       ----------      ---------
        Total weighted average shares--fully diluted                    3,496,733       2,031,280        3,412,862      2,077,280

Primary net loss per common and equivalent share                        $   (0.11)      $   (0.13)       $   (0.33)     $   (0.20)

Fully diluted loss per common and equivalent share                      $   (0.11)      $   (0.13)       $   (0.33)     $   (0.20)

Additional adjustment to fully diluted weighted average shares(2)
        Total weighted average shares--fully diluted                    3,496,733       2,031,280        3,412,862      2,077,280
        Common equivalent shares representing shares issuable
          upon exercise of stock warrants(2)                               52,696              --           61,559             --
                                                                        ----------      ---------       ----------      ---------
                Total weighted average shares--fully
                  diluted as adjusted                                   3,549,429       2,031,280        3,474,421      2,077,280

Fully diluted net loss per common and equivalent
  share, as adjusted(2)                                                 $   (0.11)      $   (0.13)       $   (0.33)     $   (0.20)



(1)     Amount calculated using the treasury stock method and fair market value.

(2) This calculation is submitted in accordance with regulation S-K Item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.

(3) These shares of common stock equivalents were included in the calculation even though they produced an anti-dilutive effect in accordance with SAB 83.